                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.   20549


                             ----------------------

                                    FORM 11-K

                             ----------------------

      (Mark One)

            [X]   ANNUAL REPORT PURSUANT TO SECTION 15(d)
                  OF THE SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED FEBRUARY 28, 1997

                                     OR

            [ ]    TRANSITION REPORT PURSUANT TO SECTION 15(d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934

             FOR THE TRANSITION PERIOD FROM __________ TO __________


                           COMMISSION FILE NO. 0-14749


                ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.401(K) PLAN
              (FULL TITLE OF PLAN AND ADDRESS OF PLAN IF DIFFERENT
                        FROM THAT OF ISSUER NAMED BELOW)

                             ----------------------


                     ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
                                265 Turner Drive
                            Durango, Colorado  81301
            (NAME OF ISSUER OF SECURITIES HELD PURSUANT TO THE PLAN
               AND THE ADDRESS OF ITS PRINCIPAL EXECUTIVE OFFICE)
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                              REQUIRED INFORMATION

     The report filed as Exhibit 1 hereto (the "Plan Information") is incorporated by reference herein in satisfaction of the financial statement requirements of Form 11-K pursuant to Item 4 of Form 11-K. The Plan Information has been prepared in accordance with the financial reporting requirements of ERISA. ERISA (without regard to the limited scope exemption contained in Section 103(a)(3)(C) thereof) does not require the Plan Information to be examined by an independent accountant.



                                    EXHIBITS

     Exhibit
     Number                   Description
     -------                  -----------

       1 Return/Report of the Plan on Form 5500-R for the year ended February 28, 1997

       2 Form of Rocky Mountain Chocolate Factory, Inc. 401(k) Plan (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8 (Registration No. 33-79342) filed on May 25, 1994).


                                        2
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrator of the Rocky Mountain Chocolate Factory, Inc. 401(k) Plan has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                              ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
                              401(K) PLAN

                              By: Rocky Mountain Chocolate Factory, Inc.,
                                    Plan Administrator



Date: August 27, 1997         By: /s/ LAWRENCE C. REZENTES
                                  ---------------------------------------------
                                 Lawrence C. Rezentes, Vice President-Finance


                                        3
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                                INDEX TO EXHIBITS


     Exhibit
     Number                           Description
     ------                           -----------
       1 Return/Report of the Plan on Form 5500-R for the year ended February 28, 1997

       2 Form of Rocky Mountain Chocolate Factory, Inc. 401(k) Plan (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8 (Registration No. 33-79342) filed on May 25, 1994).


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